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FORM 3                           UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                            WASHINGTON, D.C. 20549
                                                                                                              OMB APPROVAL
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                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                          OMB Number:         3235-0104
                                                                                                       Expires:   September 30, 1998
                Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,                Estimated Average burden
                   Section 17(a) of the Public Utility Holding Company Act of 1935                     hours per response........0.5
                    or Section 30 (f) of the Investment Company Act of 1940
(Print or Type Responses)
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
1. Name and address of Reporting Person*        2. Date of Event Re-      4.  Issuer Name and Ticker or Trading Symbol
                                                   quiring Statement          PLAY BY PLAY TOYS & NOVELTIES, INC.  (PBYP)
RENAISSANCE CAPITAL GROWTH &                       (Month/Day/Year)
INCOME FUND III, INC.
(Last)            (First)          (Middle)        FEBRUARY 20, 2001      5.  Relationship of Reporting     6. If Amendment, Date of
                                                                              Person(s) to Issuer              Original
                                                                               (check all applicable)          (Month/Day/Year)
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8080 N. CENTRAL EXPRESSWAY, SUITE 210, LB 59    3. IRS or Social Security       Director     X     10% Owner
               (Street)                            Number of Reporting                                      7. Individual or Joint
                                                   Person (Voluntary)           Officer (give      Other       /Group Filing
                                                                                title below)       (specify     (Check Applicable
                                                                                                   below        Line)
                                                                                                                X    Form filed by
                                                                                                                     One Reporting
                                                                                                                     Person
                                                                                                               x

                                                                                                               x
                                                                                                               x



                                                                                                               X
                                                                                                               X
                                                                                                               X
                                                                                                               X

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DALLAS, TX 75206-1857                           75-2533518                                                          Form Filed by
                                                                                                                    More than One
                                                                                                                    ReportingPerson
                                                                                                               xx     Person)
                                                                                                               xx
                                                                                                               xx
                                                                                                               xx
                                                                                                               x
                                                                                                               x
                                                                                                               x
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(City)            (State)          (Zip)       TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                             2. Amount of Securities        3. Ownership           4. Nature of Indirect
    (Instr. 4)                                      Beneficially Owned             Form: Direct           Beneficial Ownership
                                                    (Instr. 4)                     (D) or Indirect        (Instr. 5)
                                                                                   (I)   (Instr.5)
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Reminder: Report on a separate line each class of securities beneficially owned directly or indirectly.                       (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                   SEC 1473 (7-96)
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FORM 3 (continued)              Table II --- Derivative Securities Beneficially Owned (e.g..puts, calls, warrants, options, convertible securities)
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1. Title of Derivative      2. Date Exer-     3. Title and Amount of     4. Conver-    5. Owner-          6. Nature of Indirect
   Security  (Instr. 4)        cisable and       Securities Underlying      sion or       ship               beneficial Ownership
                               Expiration        Derivative Security        Exercise      Form of            (Instr. 5)
                               Date              (Instr. 4)                 Price of      Deriv-
                               (Month/Day/Year)                             Deri-         ative
                                                                            vative        Security:
                                                                            Security      Direct
                                                                                          (D) or
                                                                                          Indirect
                                                                                          (I)
                                                                                          (instr. 5)
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                            Date          Expira-                Amount
                            Exer-         tion                   of
                            cisable       Date        Title      Number
                                                                 of
                                                                 Shares
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$2,425,748 8%               7/3/97       6/30/04    Common     4,421,303    $0.54865       D
Convertible Debenture                               Stock
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Explanation of Responses: Renaissance Capital Growth and Income Fund III, Inc. is a beneficial owner of over 10% of the Company's common stock on a fully converted basis. The Investment Advisor is Renaissance Capital Group, Inc., which is also Investment Manager for Renaissance US Growth and Income Trust PLC. Renaissance US Growth and
                          Income Trust PLC also owns securities of Play By Play Toys & Novelties, Inc.
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                                              Russell Cleveland, President & CEO, Renaissance Capital Growth & Income Fund III, Inc.
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** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)
                                                                                                                      April 27, 2001
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                                                        **Signature of Reporting Person                                    Date

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Note:  File  three  copies  of this  Form,  one of  which  must be  manually  signed.  If  space  is
insufficient, SEE Instruction 6 for procedure.                                                                                Page 2
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Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently  valid OMB Number.
                                                                                                                 SEC 1473 (7-96)
                                                                                      1997(C)               ProFormWare 561-447-6684
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